Toronto, ON Tel: 1 (307) 212-4657 Email: info@taminominerals.ca Website: www.taminominerals.ca

Tamino Minerals Inc. plans to compensate Executive Industries 30,000,000 common shares for SEC compliance services.

Toronto, Canada - "Tamino" or the "Company" -OTC Markets: TINO- March 8, 2021, On December 18, 2020 the company announced its engagement of Executive Industries to facilitate the removal of the stop sign on the OTC Markets website. Executive Industries, a division of Here To Serve Holding Corp.(OTC:HTSC) is making great progress on the task of qualifying Tamino for Pink Sheet "current" status.

According to Pedro Villagran Garcia, CEO of Tamino Minerals Inc., "I would like to publicly thank Executives Industries for being of great assistance as Tamino Minerals Inc. expeditiously moves through the sequence of becoming Pink "current" and ultimately looks to become an SEC fully-reporting company. Our financial disclosure will improve substantially and we intend to also hire Executive Industries to deal with PCAOB audited financials with the goal of filing a form 10 with the SEC. We intend to honor the agreement we signed with Executive Industries acknowledging that their team of professionals have done a tremendous job fully satisfying our objectives. We will proceed to issue 30 Million common shares compensation to Executive Industries, a Division of Here To Serve Holding Corp. (OTC:HTSC) upon the day the company's Pink "current" status is attained on OTC Markets website."

We are currently beginning the recruitment process of locating highly qualified Engineers that will prepare the Environmental Impact Study for our current projects in Sonora, Mexico.

Company management takes great pride in its loyal shareholder base and is excited that Tamino Minerals Inc. current and future shareholders will soon be able to perform their proper due diligence by reading our financial reports on a consistent basis with the continued help of Executive Industries.

TAMINO MINERALS, INC.

TAMINO MINERALS INC. is exploring for high-grade gold deposits within a prolific gold producing geologic state, Sonora.

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On behalf of the Board,

Pedro Villagran-Garcia, President & CEO

Tamino Minerals, Inc.

www.taminominerals.ca

For further information, please contact the Company at 1-(307)212-4657 or by email at info@taminominerals.ca

Forward Looking Statements

Certain information contained in this press release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are forward-looking statements. The words "believe," "expect," "will," "anticipate," "contemplate," "target," "plan," "continue," "budget," "may," "intend," "estimate," "project" and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.